Exhibit 14.1



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                         [CONGOLEUM CORPORATION LOGO](R)





                                          OUR POLICIES

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                              CONGOLEUM CORPORATION
                               CORPORATE POLICIES


Letter From The Chairman

Dear Fellow Employees

Among the values that should guide us at Congoleum, the one we often find most elusive has to do with simplicity and focus. None of us tries to deliberately complicate things, but despite our best intentions, complications do crop up in complex organizations such as ours. The policies set forth in this booklet are about the way to achieve the maximum contribution from our businesses in an honest, ethical and effective manner. They mean what they say. They are simple and to the point.

Of course, this booklet does not provide definitive answers to all of the questions you may have about Congoleum and its values and policies and should only be used as a guide. When in doubt, it is always best to seek additional guidance from your manager or the Chief Financial Officer as to the most appropriate course of conduct in any specific circumstance.

General

Purpose & Background

These Corporate Policies represent a guideline to determine the way in which Congoleum will conduct its business. The practices and procedures of Congoleum including its subsidiaries, divisions and affiliates are derived from these Policies which may not be contravened.

Scope

Corporate Policies apply to all employees of Congoleum.

Practice & Accountability

Practices and procedures developed by Congoleum in support of the Policies will apply to all employees of Congoleum. All practices and procedures must be reviewed for compatibility with Corporate Policies. Employees who violate the spirit or letter of the Corporate Policies will be subject to disciplinary action up to and including termination of employment.

The following are examples of conduct that may result in discipline:

      o     Actions that violate the Corporate Policies;

      o     Requesting other employees to violate the Corporate Policies;

      o Failure to promptly report a known or suspected violation of the Corporate Policies; and

      o Failure to demonstrate the leadership and diligence needed to ensure compliance with the Corporate Policies.


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Reporting Concerns Regarding Possible Violations of the Corporate Policies

Congoleum offers you many ways to get answers to your questions about possible violations of the Corporate Policies. Generally, your supervisor or manager will be in the best position to resolve the issue quickly. If, after raising the issue with your supervisor or manager, or if you are not comfortable discussing the matter with your supervisor or manager, you should raise it with the next level of management, the Senior Vice-President of Administration, or the Chief Financial Officer.

Reporting Concerns Regarding Accounting and Auditing Matters: Concerns about accounting and auditing matters should be reported to Congoleum's Compliance Officer or the Chairman of the Audit Committee in accordance with Congoleum's "Whistleblower Procedures."

Reporting Concerns Regarding Possible Insider Trading: Information about possible violations of Congoleum's Insider Trading Policy should be reported to the Chief Financial Officer.

Waivers

Generally, there should be no waivers of the Corporate Policies, however, in rare circumstances conflicts may arise that necessitate waivers. If an employee believes he or she will be in violation of the Corporate Policies, the employee must disclose the facts of the situation as described above under "Reporting Concerns Regarding Possible Violations of the Corporate Policies." Any waiver of the Corporate Policies involving an executive officer must be made by the Board of Directors. Such waivers may be required to be reported promptly in Congoleum's filings with the Securities and Exchange Commission. Any waivers of the Corporate Policies involving employees other than executive officers must be approved by the Chief Executive Officer.

Business Integrity & Ethics

Governing Principles

The fundamental principle governing corporate actions and the actions of officers and other employees is that ethics and business are inseparable at Congoleum. No business objective can be achieved without following the highest ethical standards and complying with all laws and regulations that pertain to our operations.

Conflict of Interest

No officer or other employee of Congoleum may have a personal, financial or family interest that could in any way keep the individual from acting in the best interests of Congoleum. Any financial interests or other relationships of any employee of Congoleum with any supplier or customer of Congoleum is inappropriate and must promptly be reported to Congoleum's management. Any actual or potential conflict of interest


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must be reported to Congoleum management as soon as recognized. In doubtful cases, consult with your manager or Congoleum's Chief Financial Officer to determine if a policy waiver would be required and if so, whether it would be granted, before taking action.

Business Relationships

Directors, officers and other employees of Congoleum may use Congoleum's assets, facilities or services only for lawful purposes, as authorized by a responsible representative of Congoleum. Giving or receiving any kickbacks, bribes or similar payments of any sort to or from any customer, any other company doing or seeking to do business with Congoleum or any governmental agency or representative is strictly prohibited.

Congoleum employees may give or receive properly recorded courtesy gifts meant to foster understanding and communication with suppliers, customers and public officials, unless such action is unlawful.

Memberships

Memberships should serve legitimate business needs. They are appropriate only in organizations whose objectives and activities are lawful and ethical and fit within the framework of broadly accepted social values.

Financial Integrity

No unrecorded fund will be established for any purpose. All assets of Congoleum will be recorded on the books of Congoleum at all times unless specifically exempted by corporate procedures, which are consistent with generally accepted accounting principles.

      o No false entry or entry that obscures the purpose of the underlying transaction will be made in the books and records of Congoleum for any reason.

      o No payment on behalf of Congoleum will be authorized or made with the intention or understanding that any part of such payment is for a purpose other than that described by the documents supporting the payment.

Insider Information

Confidential information that may be considered material and important by investors and others will be disclosed to the public only by an authorized representative of Congoleum. Until such disclosure, material information, often referred to as "insider information" will be held in strict confidence within Congoleum. Insider information may concern Congoleum, one of its subsidiaries, divisions or affiliates, or a firm with which Congoleum does business or is negotiating. Directors, officers and other employees will not (i) disclose any insider information to any outside person or group until the information has been fully disseminated


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to the public, (ii) disclose insider information to other employees except on a strict need-to-know basis and (iii) take any economic or personal advantage of any insider information, such as by buying or selling stock or other securities of Congoleum or of any other company to which the insider information may pertain. Congoleum has two detailed policies regarding insider information, confidentiality and securities trading issues which provide directors, officers and employees with additional guidance on these issues. A copy of the policy applicable to you can be obtained from Congoleum's Chief Financial Officer. Any departure or suspected departure from this policy must be reported to the Chief Financial Officer.

Legal Affairs

Compliance

Congoleum will comply with all laws and regulations that apply to its business. Business and functional units will seek to ensure that employees are familiar with the laws covering their responsibilities, that employees comply with the law and that any lapse is reported promptly.

Protection of Rights

Congoleum will take all appropriate action to protect its legal rights and will not surrender, waive or transfer those rights unless it deems such action to be in Congoleum's best interest. Business units will endeavor to see that managers understand their role in protecting Congoleum's legal rights and that anything that places Congoleum's legal rights in jeopardy is reported promptly.

Dispute Resolution

Congoleum will make every reasonable effort to settle disputes without litigation. No potentially significant lawsuit may be filed without approval of the Chief Financial Officer of Congoleum. The Chief Financial Officer must be notified immediately of any potentially significant lawsuit or any government or administrative enforcement action taken or threatened against Congoleum.

Subsidiaries

Subsidiary Relationships

Subsidiary companies are separate legal entities with their own Boards of Directors, which are accountable for their management. Relations with subsidiaries should preserve their separate identities and recognize the rights and interests of shareholders and host governments.

External Affairs

Public Affairs

Congoleum will speak to the public with one voice on all business-related issues, whether the subject is general in nature or pertains to one


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or more specific businesses. For this reason, only authorized personnel should make public statements about Congoleum or its subsidiaries, divisions or affiliates.

Requests for proposed interviews or nonpublic financial or business information about Congoleum from any member of the investment community, including securities analysts, fund and portfolio managers, directors of research, brokers, or any member of the business community or the press or other news media, should be referred to the Chief Financial Officer to ensure appropriate and timely response. Requests for information or other contacts from the Securities and Exchange Commission, the American Stock Exchange or other securities regulators must be referred to Congoleum's Chief Financial Officer.

      o It is critical that unauthorized employees not respond to inquiries or contacts themselves because any inappropriate or inaccurate response, even a denial or disclaimer of information, may result in adverse publicity and could otherwise seriously affect Congoleum's business or legal position.

      o If you are unsure of whether or not information regarding Congoleum, its subsidiaries or business affiliates is public, consult your manager or the Congoleum Chief Financial Officer.

Contributions

Congoleum will maintain a program of contributions and participation in civic activities to further meaningful social purposes that benefit the community and Congoleum. However, no funds or assets of Congoleum may be used for contributions to any political party or candidate, whether federal, state or local, in the United States or abroad. This prohibition covers not only direct contributions but also indirect assistance or support through buying tickets to fund-raising events or furnishing goods, services or equipment, other than as permitted by law. The prohibition applies only to the direct or indirect use of corporate funds or assets for political purposes and is not meant to discourage you from making personal contributions to the candidate or party of your choice.

Similarly, Congoleum is prohibited from compensating or reimbursing any employees or individuals associated with Congoleum (including outside lobbyists), in any form, for political contributions that these persons intend to make or have made.

Investor Relations

Congoleum will maintain open communication with investors and their advisors, and with the financial markets in which Congoleum's securities and other financial instruments are traded. Authorized representatives of Congoleum will inform shareholders and other constituencies of financial results, and of programs and activities that could affect Congoleum's financial performance, in a manner that


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fulfills its legal reporting obligations and enhances investor understanding of
Congoleum and its goals.

Competition

Because fair competition is fundamental to free enterprise, Congoleum supports laws prohibiting restraint of trade, unfair practices or abuse of economic power and avoids restraining practices everywhere Congoleum conducts operations - including areas of the world where laws do not prohibit them.

The antitrust laws of the United States and similar laws in other countries are designed to prohibit agreements among companies that fix prices, divide markets, limit production or otherwise impede or destroy market forces. Directors, officers and employees must adhere to the letter and spirit of these laws. Any agreement to fix markets -even an unwritten, informal understanding - may be unlawful, regardless of its commercial reasonableness.

International Trade

In the conduct of both its domestic and overseas operations, Congoleum fully complies with all applicable laws governing imports, exports and the conduct of business with non-U.S. entities.

Emergencies

Any incident that could require special action by Congoleum management should be reported immediately to the accountable managers. When and if appropriate, designated representatives of Congoleum will initiate prompt and open emergency communications with the press and the public.

Security

Congoleum will develop, implement and maintain cost-effective security measures to protect the life and well-being of employees, and to provide protection against the loss, misuse and unauthorized disclosure of confidential and sensitive information and the loss of physical and proprietary assets, including intellectual property and trade secrets.

Confidentiality & Records

Each organizational unit will protect and retain all information needed to manage Congoleum and its businesses, and satisfy legal record retention requirements. Each employee has a duty to protect Congoleum information designated confidential. Records not required for business or legal reasons will be promptly destroyed in accordance with record retention policies unless a contrary directive is received from Congoleum management.

Health, Safety & Environmental Protection

Governing Principle

Congoleum will conduct its business responsibly, and in a manner


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designed to protect the health and safety of its employees, its customers and the public and to protect the environment.

Management Requirements

Programs will be implemented and maintained that provide reasonable assurance that Congoleum:

      Compliance Complies with all applicable governmental and internal health, safety and environmental requirements

      Operations Designs its facilities and conducts its operations in such a manner as to avoid unacceptable risk to human health and safety and the environment

      Products Produces and sells products that - if manufactured, used, handled, stored, distributed and disposed of utilizing Congoleum's product safety practices - will not present an unacceptable risk to human health or safety or the environment

      Hazard Communications Conducts appropriate research and communicates the known hazards of its products and operations and relevant health, safety and environmental protection information to potentially affected persons

Reporting Irregularities

Any departure or suspected departure from this policy must be reported to Congoleum's Chief Financial Officer.

Planning & Control

Strategic/Tactical Planning, Operation & Control

Congoleum and its businesses will maintain strategic plans which, along with annual operating objectives and budgets derived from those plans, will be reviewed periodically and approved by responsible management. Control systems at corporate and business levels will seek to ensure that all resource commitments to business and functional departments are consistent with approved strategic plans and operating budgets.

Financial Accounting & Control

Financial Integrity & Ethics

Congoleum will fulfill all legal financial reporting obligations. These obligations include the requirements that no director, officer or other employee should falsify or cause to be falsified any book entry, record or document, or should make any false or misleading statement to Congoleum's management or to any internal or external auditor or accountant.

Approvals & Authorizations

A formal system of approvals and authorizations for financial and operating decisions will be maintained throughout Congoleum. All


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authority for such decisions is subordinate to that vested in the Chief
Executive Officer by the Board of Directors, which has the sole right to set the limits for any approval authority that may be delegated to others.

Financial Reporting & Controls

Financial and other information that fulfills Congoleum's reporting obligations will be prepared, recorded and reported according to appropriate laws and regulations and generally accepted accounting principles and procedures that are consistent throughout Congoleum.

An internal accounting control system will be used to provide reasonable assurance that the financial information fulfills Congoleum's reporting obligations. A system of disclosure controls will be used to provide reasonable assurance that information Congoleum files with, or submits to, the Securities and Exchange Commission, or otherwise makes public, is full, fair, accurate, timely and understandable. Such control systems may be revised from time to time as deemed necessary or appropriate by management.

Public Accountants

Congoleum will maintain an independent public accounting firm appointed by the Board of Directors. The accounting firm will have free and unconditional access to all books, records, files and all other information needed or requested to perform an assigned audit.

The independent accounting firm will have full and free access to management and the Audit Committee of the Board of Directors.

Reporting Irregularities

Any departure or suspected departure from this policy must be reported in accordance with Congoleum's "Whistleblower Procedures."

Treasury & Finance

Financial Resources

Procurement and disbursement of financial resources must be consistent with the strategic plans of Congoleum and its financing strategies and be administered and controlled according to corporate approval and authorization procedures.

Currency

Congoleum will take cost-effective actions to reduce the risk of losses from currency fluctuations. All such actions will be directly and specifically tied to identifiable business transactions of Congoleum.

Insurance

A cost-effective insurance program will be maintained to protect Congoleum from major risks of loss. Potential losses that can be


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absorbed without material adverse effect on the financial condition of Congoleum may be self-insured.

Reporting Irregularities

Any departure or suspected departure from this policy must be reported in accordance with Congoleum's "Whistleblower Procedures."

Human Resources

Governing Principle

Employees will be treated with consideration, understanding and respect. Congoleum will maintain open, two-way communications with all of its employees regarding matters of mutual concern. Employees are encouraged to discuss openly with the appropriate managers any job-related problems they have and to make an earnest effort to resolve differences promptly.

Equal Opportunity

Congoleum does not discriminate against any individual with regard to any term or condition of employment or participation or the provision of services on account of race, color, religion, sex, age, national origin, disability, sexual orientation, ancestry, veteran or marital status or any other consideration prohibited by applicable law. In addition, Congoleum prohibits sexual or any other kind of harassment of employees in the workplace by any person.

Compensation & Benefits

Employees should be compensated in a manner that:

      1.    Reflects business conditions.

      2. Is competitive within the industry in which their business competes or the labor market in which their skills are found.

      3.    Reflects individual performance and contribution.

Education & Training

Congoleum will offer employees educational and training opportunities that it deems appropriate to help them improve job performance and earn promotions to more responsible jobs in Congoleum.

Community Participation

Congoleum will encourage its employees to participate outside work time in community educational, civic and cultural organizations and programs that enhance the security and well-being of employees, their families and the community.

Whistleblower Procedures

Non-retaliation Against Whistleblower

Federal law provides protection against retaliatory termination or adverse employment action by Congoleum Corporation, any of its


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subsidiaries or their officers, employees, agents, contractors and subcontractors (collectively, the "Employer"), against any employee of Congoleum Corporation, its subsidiaries, contractors or subcontractors who (1) provides information or otherwise assists in an investigation, or (2) files, testifies, participates in, or otherwise assists in any proceeding that has been filed or is about to be filed, in each case, regarding any conduct which the employee reasonably believes constitutes a violation of federal securities or anti-fraud laws, when such information is provided to, or the investigation is conducted by, either (A) a person with supervisory authority over the employee, (B) another employee of Congoleum Corporation or its subsidiaries who has authority to investigate or address misconduct, (C) the federal government or (D) Congress (any of the foregoing actions is referred to as a "Protected Action").

Congoleum Corporation will not condone reprisals against employees or other persons who in good faith report suspected violations of law, concerns regarding questionable accounting or auditing matters, or complaints regarding accounting, internal accounting controls or auditing matters. Open communication of issues without fear of retribution or retaliation is vital to the continued success of our business. Unless appropriate members of management learn of a problem, they cannot deal with the problem. Any delay in addressing such a problem may compound the problem and increase the harm to Congoleum Corporation and its stockholders. Supervisors have an additional responsibility to take appropriate steps to prevent, correct and report misconduct, and supervisors who do not take appropriate action if they suspect misconduct may be held responsible for failure to supervise properly.

Accordingly, any officer, manager, supervisor or employee of Congoleum Corporation or any of its subsidiaries who has authority to make or materially influence personnel decisions who is found to have taken or recommended an adverse action against an employee in retaliation for any Protected Action, may be subject to discipline, including possible termination of employment.

This policy, however, is not intended to protect any employee who knowingly makes false allegations, statements or reports of alleged violations of federal securities and anti-fraud laws, and such employees may be subject to discipline, including possible termination of employment.

If you become aware of a possible violation of law or if you have concerns or want to file a complaint regarding questionable accounting, internal accounting controls or auditing matters, then you should follow the procedures set forth below under the heading "Reporting Violations."

If you believe that you have been discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against in the


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terms and conditions of your employment because of any lawful action described in the first paragraph of this policy taken in good faith, you should also follow the procedures set forth below under the heading "Reporting Violations". Complaints of this nature should clearly indicate that the violation you are reporting is a "Complaint of Retaliation Against Whistleblower", and should be reported to the confidential Whistleblower Hotline.

Reporting Violations

If you become aware of a possible violation of law or if you have concerns or want to file a complaint regarding questionable accounting, internal accounting controls or auditing matters, then you should report the possible violation, concern or complaint as follows:

Whom You Should Contact

Thomas A. Sciortino, Sr. VP of Administration, has been designated as Congoleum Corporation's Compliance Officer. The Compliance Officer is the official charged with responsibility for ensuring that Congoleum Corporation's policies for handling reports of violations of law or concerns or complaints regarding accounting or auditing matters are effectively investigated and addressed. Thus, as a general matter, if you become aware of a possible violation of law or if you have concerns or want to file a complaint regarding questionable accounting, internal accounting controls or auditing matters, you should contact the Compliance Officer to report your concerns.

You may make your report to the Compliance Officer either in person, at his office (at the mailing address below) or by letter, email or telephone by directing your report as follows:

      If by mail:       3500 Quakerbridge Road
                        PO Box 3127
                        Mercerville, NJ 08619

      If by email:      tsciortino@congoleum.com

      If by telephone:  (609) 584-3535

The Compliance Officer will report to the Audit Committee of the Board of Directors regarding all reports relating to accounting, internal accounting controls or auditing matters. You may also report your concerns regarding such matters directly to our confidential Whistleblower Hotline as described on page 12.

What You Should Include in Your Report

In order for the Compliance Officer to be able to conduct an appropriate investigation, it is necessary that you provide as much information as you are able to describe in sufficient detail the nature of the possible violation, concern or complaint that you are reporting.


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Anonymity and Confidentiality of Reports

All reports made in good faith to the Compliance Officer will be treated confidentially, except to the extent necessary to investigate the allegations.

Your report relating to accounting, internal accounting controls or auditing matters may be made anonymously to our confidential Whistleblower Hotline. Procedures have been established to prevent tracking of incoming phone numbers and sender's email addresses. Please consider, however, that if you choose to make an anonymous report and do not provide us with sufficient information, we may not be able to fully investigate the matter.

To submit a report relating to an accounting, internal accounting control or auditing matter to the Audit Committee using our confidential Whistleblower Hotline, go to the secure web site at https://www.openboard.info/cgm where you can also obtain additional information regarding the handling of your report. Reports made to our Whistleblower Hotline will be reported to our Compliance Officer for investigation and reporting to the Audit Committee.


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                              Congoleum Corporation
                             3500 Quakerbridge Road
                                 P. O. Box 3127
                       Mercerville, New Jersey 08619-0127
                                  609-584-3000